Exhibit 99.1

Permian Basin Royalty Trust

News Release

PERMIAN BASIN ROYALTY TRUST

ANNOUNCES MAY CASH DISTRIBUTION

     DALLAS, Texas, May 18, 2004 – Bank of America, N.A., as Trustee of the Permian Basin Royalty Trust (NYSE – PBT), today declared a cash distribution to the holders of its units of beneficial interest of $.068610 per unit, payable on June 14, 2004, to unit holders of record on May 28, 2004.

     This month’s distribution increased from the previous month due to a combination of slightly higher oil and gas production in both the Waddell Ranch and Texas Royalty properties, higher oil prices and slightly lower capital costs. Production for Waddell Ranch and the Texas Royalty Properties combined for oil and gas respectively was 60,769 bbls and 258,214 mcf. The average price for oil was $35.87 per bbl and for gas was $4.85 per mcf. This would primarily reflect production for the month of March. Capital expenditures were approximately $578,702. The numbers provided reflect what was net to the Trust.

     The 2003 Annual Report/10-K is now available. To obtain a copy, and for more information on Permian Basin Royalty Trust, please visit our website at www.pbt-permianbasintrust.com.

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Contact:	Ron E. Hooper
Senior Vice President
Bank of America, N.A.
Toll Free – 877.228.5085